Exhibit 99.2

CONSENT OF ALBERT LEE

In connection with the filing by SL Science Holding Limited of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for SL Science Holding Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 14, 2025	Albert Lee

/s/ Albert Lee
Signature